Exhibit 99.1

NEWS

For Immediate Release

AAR Appoints Michael D. Milligan Chief Financial Officer

WOOD DALE, Illinois, July 10, 2017 — AAR (NYSE: AIR) announced that Michael D. Milligan was appointed Chief Financial Officer effective September 1, 2017 at today’s quarterly Board of Directors meeting.

Milligan spent the last 16 years as Senior Vice President and Chief Financial Officer with NES Rental Holdings, Inc., a private equity-owned national supplier of equipment rental services to construction and industrial services companies.  He previously served 14 years at Pricewaterhouse Coopers, including time as a partner in the Transaction Services Group and the National Practice Leader for Industry Consolidations. After 30 years in financial positions, Milligan has significant finance and accounting expertise, as well as merger and acquisition experience, having led numerous transactions during his time at NES.

“Mike is a valuable addition to our senior management team,” said David P. Storch, Chairman and Chief Executive Officer of AAR. “Given his track record of reducing operating costs, managing debt and completing acquisitions, he will be a key contributor to AAR’s future success and shareholder value.”

AAR’s long-time Chief Financial Officer Timothy J. Romenesko, who previously announced his plan to retire at year’s end, will work closely with Milligan as he transitions into his new role.

Milligan, 54, is a graduate of the University of South Florida and lives in Lake Forest, Illinois with his family.

About AAR

AAR is a global aftermarket solutions company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions.  More information can be found at www.aarcorp.com.

Media contact: Kathleen Cantillon, Vice President of Strategic Communications, at Kathleen.Cantillon@aarcorp.com | 630-227-2081 or email editor@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.